Exhibit 99.1

          BioTime Announces Increased Revenues for Second Quarter 2004


     *  Total Revenues More Than Double During Second Quarter

     * 118% Increase in Royalty Revenue Recorded on Hextend Sales for Second Quarter

     *  Regulatory Approval of Hextend in South Korea Received in July


    BERKELEY, Calif., Aug. 13 /PRNewswire-FirstCall/ -- BioTime, Inc. (Amex: BTX) today announced financial results for the second quarter ended June 30, 2004.

    Royalty revenues from Hextend(R) product sales by Hospira, Inc. increased 118% to $181,274 for the second quarter of 2004, from $83,234 during the same period last year. BioTime's total quarterly revenue more than doubled to $195,337 for the second quarter of 2004, from $97,297 for the same period last year.

    The Company recognizes royalty revenues in the quarter in which the sales report is received, rather than the quarter in which the sales took place. Therefore, revenues for the three months ended June 30, 2004 included royalties on sales made by Hospira during the three months ended
March 31, 2004.

    BioTime received $145,208 in royalties from Hospira based on Hextend sales during the three months ended June 30, 2004. This represents an increase of 52% over royalties of $95,807 received during the same period last year. This revenue will be reflected in the Company's financial statements for the third quarter ending September 30, 2004.

    "The unit sales of Hextend in the second quarter were higher than the first quarter and the highest in the Company's history. Sales to the U.S. Armed Forces continued to contribute a significant portion of the increase," said Judith Segall, BioTime Vice President of Operations, Office of the President. "The balance of the improvement is due to increased hospital sales. Hextend has become the standard plasma volume expander at a number of prominent teaching hospitals and leading medical centers around the country. We believe that as Hextend use proliferates within the leading U.S. hospitals, other smaller hospitals will follow their lead and accelerate sales growth."

    During July, BioTime announced that its South Korean licensing partner
CJ Corp. has received regulatory approval from the Korea Food and Drug Administration (KFDA) for Hextend. In addition, BioTime announced that it had received the second of two license fee installments from CJ Corp. This second installment totaling $300,000 was paid to BioTime in connection with CJ Corp.'s filing for regulatory approval to manufacture and market Hextend in South Korea. CJ Corp. is in the process of seeking Korean National Health Insurance pricing, which is necessary in order to begin marketing Hextend. This process is expected to be complete early next year.

    Research and development expenses for the second quarter of 2004 totaled $276,947, compared to $211,604 for the second quarter of 2003. The increase was primarily attributable to an increase in outside research costs and an increase in fees paid to scientific consultants. General and administrative expenses for the second quarter of 2004 totaled $366,334, compared to $378,567 for the same period last year. The decrease in general and administrative expenses is chiefly attributable to a decrease in accounting expenses and a decrease in travel and entertainment costs. These decreases were partially offset by increases in legal and investor/public relations expenditures.

    For the three months ended June 30, 2004, BioTime generated a total of $5,676 of net interest and other income with no offsetting interest expense, compared to net interest and other income of $4,841 during the same period last year, then offset by an interest expense of $264,319. The difference is due to the fact that during February 2004, the Company eliminated its $3,350,000 of debenture indebtedness by using a portion of the proceeds of its recently completed Rights Offer to repay $1,850,000 of debentures in cash, and by issuing a total of 1,071,428 common shares and 535,712 common share purchase warrants in exchange for $1,500,000 of debentures.

    BioTime reported a net loss of $(442,268), or $(0.02) per basic and diluted share, for the three months ended June 30, 2004, compared to a net loss of $(754,872), or $(0.06) per basic and diluted share, for the three months ended June 30, 2003.

    Cash and cash equivalents totaled $1,751,128 at June 30, 2004, compared with $717,184 at December 31, 2003. Total shareholders' equity was $1,332,906 at June 30, 2004, compared with total shareholders' deficit of $(2,430,551) at December 31, 2003. As of June 30, 2004, the Company had no long-term debt.

    Segall concluded, "Our financial results are evidence of the significant progress the Company made during the second quarter. And while I am proud of our accomplishments so far this year, I'm even more excited about the opportunities that lay ahead including the entrance of Hextend into South Korea, the increasing market penetration of Hextend in the U.S. and the commencement of Phase II clinical trials of PentaLyte(R) expected in the third quarter this year. These catalysts give us good operating momentum as we enter the second half of the year."


    About BioTime, Inc.

    BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime's FDA approved lead product Hextend(R) is manufactured and marketed in the U.S. and Canada by Abbott Laboratories' global hospital products spin-off Hospira, Inc. under an exclusive licensing agreement. Information about BioTime can be found on the web at www.biotimeinc.com.


    Forward-Looking Statements

    The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other risk factors are discussed in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission.





                                  BIOTIME, INC.
                          (A Development Stage Company)
                            CONDENSED BALANCE SHEETS

                                                  June 30,        December 31,
                                                    2004              2003
                                                (Unaudited)
     ASSETS
     CURRENT ASSETS
     Cash and cash equivalents                   $1,751,128          $717,184
     Accounts receivable                           $301,173                --
     Prepaid expenses and other current
      assets                                         65,437           289,865
     Total current assets                         2,117,738         1,007,049

     EQUIPMENT, net of accumulated
      depreciation of $554,492 and
      $532,663, respectively                         26,617            48,446
     DEPOSITS AND OTHER ASSETS                       16,050            16,050
     TOTAL ASSETS                                $2,160,405        $1,071,545


     LIABILITIES AND SHAREHOLDERS' EQUITY
      (DEFICIT)

     CURRENT LIABILITIES
     Accounts payable and accrued
      liabilities                                  $147,811          $408,891
     Current portion of debentures, net of
      discount of $664,608 at December 31                --         2,685,392
     Total current liabilities                      147,811         3,094,283

     DEFERRED LICENSE REVENUE                       679,688           407,813

     COMMITMENTS                                         --                --

     SHAREHOLDERS' EQUITY (DEFICIT):
     Preferred Shares, no par value,
      undesignated as to Series,
      authorized 1,000,000
      shares; none outstanding                           --                --
     Common Shares, no par value,
      authorized 40,000,000 shares; issued
      and outstanding
      shares; 17,811,450 and 13,654,949,
      respectively                               38,706,219        32,857,552
     Contributed Capital                             93,972            93,972
     Deficit accumulated during
      development stage                         (37,467,285)      (35,382,075)
     Total shareholders' equity (deficit)         1,332,906        (2,430,551)
     TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY (DEFICIT)                           $2,160,405        $1,071,545



                                BIOTIME, INC.
                        (A Development Stage Company)

                      CONDENSED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                Three Months               Six Months
                                Ended June 30,           Ended June 30,
                               2004       2003          2004       2003

     REVENUE:
     License fees           $14,063      $14,063      $28,876      $14,063
     Royalty from product
      sales                 181,274       83,234      297,161      179,856
     Reimbursed regulatory
       fees                      --           --           --           --
     Total revenue          195,337       97,297      326,037      193,919

     EXPENSES:
     Research and
      development          (276,947)    (211,604)    (504,753)    (436,140)
     General and
      administrative       (366,334)    (378,567)    (774,726)    (716,335)
     Total expenses        (643,281)    (590,171)  (1,279,479)  (1,152,475)

     INTEREST INCOME
     (EXPENSE) AND OTHER:     5,676     (259,478)  (1,131,768)    (464,925)

     Loss before
      income taxes         (442,268)    (752,352)  (2,085,210)  (1,423,481)

     Foreign Taxes               --       (2,520)          --      (82,520)

     NET LOSS             $(442,268)   $(754,872) $(2,085,210) $(1,506,001)

     BASIC AND DILUTED
      LOSS PER SHARE         $(0.02)      $(0.06)      $(0.12)      $(0.11)

     COMMON AND
      EQUIVALENT SHARES
      USED IN COMPUTING
      PER SHARE AMOUNTS:
       BASIC AND
       DILUTED           17,801,082   13,598,038    17,069,105   13,580,838



                                BIOTIME, INC.
                        (A Development Stage Company)

                      CONDENSED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                            Period from Inception
                                           (November 30, 1990) to
                                                 June 30, 2004

     REVENUE:
     License fees                                  $2,571,063
     Royalty from product sales                     1,368,446
     Reimbursed regulatory fees                        34,379
     Total revenue                                  3,973,888

     EXPENSES:
     Research and development                     (24,141,779)
     General and administrative                   (16,781,324)
     Total expenses                               (40,923,103)

     INTEREST INCOME (EXPENSE) AND OTHER:            (410,719)

     Loss before income taxes                     (37,359,934)

     Foreign Taxes                                    (82,520)

     NET LOSS                                    $(37,442,454)




SOURCE  BioTime, Inc.
    -0-                             08/13/2004
    /CONTACT: Judith Segall, Vice President of Operations, The Office of the President of BioTime, Inc., +1-510-845-9535; or Investor/Analyst Information, Lasse Glassen of Financial Relations Board, +1-310-407-6517, lglassen@financialrelationsboard.com, for BioTime, Inc./
    /Web site:  http://www.biotimeinc.com /
    (BTX)

CO:  BioTime, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  ERN